SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                            Kinnard Investments, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.02 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   497059 10 5
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 14, 1999
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ x ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

                                  SCHEDULE 13G
-----------------------------                   --------------------------------
CUSIP No.     497059 10 5                            Page   2   of  4  Pages
                                                          ----    ----
-----------------------------                   --------------------------------

------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Sheldon T. Fleck
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                       (b) [ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
------------------------- --------- --------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  258,750
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH            --------- --------------------------------------------
                          6         SHARED VOTING POWER
                                    0
                          --------- --------------------------------------------
                          7         SOLE DISPOSITIVE POWER
                                    258,750
                          --------- --------------------------------------------
                          8         SHARED DISPOSITIVE POWER
                                    0
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              258,750
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*  [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.1%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- ------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:

                  Kinnard Investments, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  920 Second Avenue South
                  Minneapolis, Minnesota  55402

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  5720 Smetana Drive, #300
                  Minnetonka, Minnesota  55343

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.02 par value

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                  If statement is filed pursuant to Rule 13d-1(c), check this box. [ x ]

Item 4            Ownership

                  See Cover Page Items 5 through 11

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 Pages

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    May 18, 1999
                                                       (Date)

                                                 /s/ Sheldon T. Fleck
                                                     (Signature)

                                                     Sheldon T. Fleck
                                                     (Name and title)